                                                                    EXHIBIT 10.5


                       AGREEMENT FOR PRESIDENT'S COUNCIL
                       ---------------------------------

                              ARAMARK CORPORATION
                     AGREEMENT RELATING TO EMPLOYMENT AND
                          POST-EMPLOYMENT COMPETITION

This Agreement is between the undersigned individual ("Employee") and ARAMARK CORPORATION ("ARAMARK").

                                   RECITALS
                                   --------

          WHEREAS, ARAMARK is a leading provider of managed services to business and industry, private and public institutions, and the general public, in the following business groups: food and support services; uniform and career apparel; and educational resources;

          WHEREAS, ARAMARK has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data ("Proprietary Information") which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including, profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of ARAMARK and its business segments and groups; management development reviews, including information regarding the capabilities and experience of ARAMARK employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding ARAMARK's relationships with its clients, customers, and suppliers and prospective clients, partners, investors, vendors, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium

(including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of ARAMARK that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, know-how, and whereas all such Proprietary Information is developed at great expense to ARAMARK and is considered by ARAMARK to be confidential trade secrets;

          WHEREAS, Employee will, as a senior manager, have access to ARAMARK's Proprietary Information, directly in the course of Employee's employment, and indirectly through interaction with and presentations by other senior managers at the Executive Leadership Institute, Executive Leadership Council meetings, President's Council meetings and the like;

          WHEREAS, ARAMARK will introduce Employee to ARAMARK clients, customers, suppliers and others, and will encourage, and provide resources for, Employee to develop personal relationships with ARAMARK's clients, customers, suppliers and others;

          WHEREAS, ARAMARK has provided and will continue to provide specialized training and skills to Employee in connection with the performance of Employee's duties at ARAMARK which training involves the disclosure by ARAMARK to Employee of Proprietary Information;

          WHEREAS, pursuant to the merger of ARAMARK with and into its wholly-owned subsidiary, ARAMARK Worldwide Corporation, each share of Class B common stock of ARAMARK held by Employee will be converted into two shares of Class A common stock of the surviving corporation, which following the initial public offering of the Class B common stock of the surviving corporation (collectively, the "Transaction") and the expiration of the applicable transfer restrictions set forth in the Certificate of Incorporation of the surviving corporation will be freely tradeable (subject to restrictions imposed by applicable securities laws) and no longer subject to the restrictions of the Stockholders Agreement;

          WHEREAS, ARAMARK will be vulnerable to unfair post-employment competition by Employee because Employee will have access to and knowledge of ARAMARK's Proprietary Information, will have a personal relationship with ARAMARK's clients, customers, suppliers and others, and will generate good will which Employee acknowledges belongs to ARAMARK;

          NOW, THEREFORE, in consideration of the benefits received by Employee in connection with the Transaction, the award of non-qualified stock options under the ARAMARK 2001 Equity Incentive Plan, the severance and other post-employment benefits provided for herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with ARAMARK as a condition of employment pursuant to which ARAMARK will limit Employee's right to compete against ARAMARK during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:

ARTICLE 1.  NON-DISCLOSURE AND NON-DISPARAGEMENT AGREEMENT:  Employee shall not,
----------------------------------------------------------
during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which ARAMARK is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding ARAMARK, or any of ARAMARK's officers, directors, personnel, policies or products, other than to comply with law.

ARTICLE 2.  NON-COMPETITION AGREEMENT:
-------------------------------------

A. Subject to Article 2. B. below, Employee, during Employee's period of employment with ARAMARK, and for a period of two years following the voluntary or involuntary termination of employment, shall not, without ARAMARK's written permission, which shall be granted or denied in ARAMARK's sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by ARAMARK at any time during the term of Employee's employment, provided, however, if Employee's employment is (i) involuntarily terminated by ARAMARK for any reason other than Cause (as defined herein), or (ii) terminated by Employee for Good Reason (as defined in Exhibit A) at any time following a Change of Control (as defined in Exhibit A), then the term of the non-competition provision set forth herein will be modified to be one year following such termination of employment. For purposes of this Agreement, "Business" shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Employee from investing in a Business that is or becomes publicly traded, if Employee's ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.

B. The provision set forth in Article 2.A above, shall apply to (i) all fifty states, and (ii) each foreign country, possession or territory in which ARAMARK may be engaged in, or have plans to engage in, business (x) during Employee's period of employment, or
     (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

C. Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of ARAMARK, and that enforcement of the provisions set forth in this Article 2 will not unnecessarily or unreasonably impair Employee's ability to obtain other employment following the termination (voluntary or involuntary) of Employee's employment with ARAMARK. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee's employment is involuntarily terminated by ARAMARK for Cause; as a result of the elimination of employee's position; for performance-related issues; or for any other reason or no reason at all.

ARTICLE 3.  NON-SOLICITATION: During the period of Employee's employment with
----------------------------
ARAMARK and for a period of two years following the termination of Employee's employment, regardless of the reason for termination, Employee shall not directly or indirectly through another entity: (i) induce or encourage any employee of ARAMARK to leave the employ of ARAMARK, (ii) hire any individual who was an employee of ARAMARK as of the date of Employee's termination of employment or within a six month period prior to such date, or (iii) induce or encourage any customer, licensee or other business relation of ARAMARK to cease or reduce doing business with ARAMARK or in any way interfere with the relationship between any such customer, licensee or business relation and ARAMARK.

ARTICLE 4.  DISCOVERIES AND WORKS: Employee hereby irrevocably assigns,
----------------------------------
transfers, and conveys to ARAMARK to the maximum extent permitted by applicable law Employee's right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by

Employee, either alone or jointly with others, while employed by ARAMARK and within the scope of Employee's employment and/or with the use of ARAMARK's resources. The terms "Discoveries and Works" include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Employee that are implicated by or relevant to employment by ARAMARK are not implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by ARAMARK to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by ARAMARK. Any Discoveries and Works that, within six months after the termination of Employee's employment with ARAMARK, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by ARAMARK at the time of such termination shall, as between Employee and ARAMARK, be presumed to have been made during such employment with ARAMARK. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants ARAMARK a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with ARAMARK's current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee's employment with ARAMARK that are relevant to or implicated by such employment ("Prior Works"). Any Prior Works are disclosed by Employee in Schedule A.

ARTICLE 5.  REMEDIES:  Employee acknowledges that in the event of any violation
--------------------
by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, ARAMARK will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, ARAMARK shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to ARAMARK. If ARAMARK is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent of the invalid provision and which would be enforceable to the maximum extent permitted by law.

ARTICLE 6.  POST-EMPLOYMENT BENEFITS:
--------------------------------------------------------------------------------
A. If Employee's employment is terminated by ARAMARK for any reason other than Cause, Employee shall be entitled to the following post-employment benefits:

1. Severance Pay: Employee shall receive severance payments equivalent to Employee's weekly base salary as of the effective date of termination for the number of weeks set forth on the following schedule:


    ----------------------------------------------------------
    Years of ARAMARK               Weeks of Severance Pay
    ----------------               ----------------------
    Continuous Service
    ------------------
    Completed from Last Hire
    ------------------------
    Date
    ----
    ----------------------------------------------------------
    Less than 2                    26
    ----------------------------------------------------------
    2                              32
    ----------------------------------------------------------
    3                              39
    ----------------------------------------------------------
    4                              45
    ----------------------------------------------------------
    5 or More                      52
    ----------------------------------------------------------

    Severance payments shall commence with the Employee's effective date of termination and shall be made in accordance with ARAMARK's normal payroll cycle. The period during which employee receives severance payments shall be referred to as the "Severance Pay Period."

2.  Other Post-Employment Benefits

    (a) Basic Group medical and life insurance coverages shall continue under then prevailing terms during the Severance Pay Period; provided, however, that if Employee becomes employed by a new employer during that period, continuing coverage from ARAMARK will become secondary to any coverage afforded by the new employer. Employee's share of the premiums will be deducted from Employee's severance payments. Basic Group medical coverage provided during such period shall be applied against ARAMARK's obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon termination of basic group medical and life coverages, Employee may convert such coverages to individual policies to the extent allowable under plan provisions.

     (b) Employee's leased vehicle shall be made available to Employee through the Severance Pay Period at which time Employee has the option to either purchase the vehicle in accordance with the Executive Leadership Council plan then in effect or return it to ARAMARK.

     (c) Employee's eligibility to participate in all other benefit and compensation plans, including, but not limited to the Management Incentive Bonus, Long Term Disability, Stock Unit Retirement, Deferred Compensation and any stock option or ownership plans, shall terminate as of the effective date of Employee's termination unless provided otherwise under the terms of a particular plan, provided, however, that participation in plans and programs made available solely to Executive Leadership Council members, including, but not limited to the Executive Leadership Council Medical Plan, shall cease as of the effective date of termination or the date Employee's Executive Leadership Council membership ceases, whichever occurs first. Employee, however, shall have certain rights to continue the Executive Leadership Council Medical Plan under COBRA.

B. Termination for "Cause" shall be defined as termination of employment due to:
   (i) conviction of or entry of a plea of guilty or nolo contendere to a felony (or any similar crime for purposes of laws outside the United States), (ii) fraud or dishonesty, (iii) willful failure to perform assigned duties, (iv) willful violation of ARAMARK's Business Conduct Policy, or (v) intentionally working against the best interest of ARAMARK.

C. If Employee is terminated by ARAMARK for reasons other than Cause, Employee will receive the severance payments and other post-employment benefits during the Severance Pay Period even if Employee commences other employment during such period provided such employment does not violate the terms of
    Article 2.

D. In addition to the remedies set forth in Article 5, ARAMARK reserves the right to terminate all severance payments and other post-employment benefits if Employee violates the covenants set forth in Articles 1, 2, 3 or 4 above.

E. Employee's receipt of severance and other post-employment benefits under this Agreement is contingent on (i) Employee's execution of a release in a form reasonably acceptable to ARAMARK, except that such release shall not include any claims by Employee to enforce Employee's rights under, or with respect to, this Agreement (including the attached Exhibit A) or any ARAMARK benefit plan pursuant to its terms, and (ii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such release being revoked by Employee; provided, however, that this Article 6.E no longer shall apply following a Change of Control (as defined in the attached Exhibit A).

F.  ARTICLE 7.  TERM OF EMPLOYMENT:  Employee acknowledges that ARAMARK has the
    ------------------------------
    right to terminate Employee's employment at any time for any reason whatsoever, provided, however, that any termination by ARAMARK for reasons other than Cause shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by ARAMARK are in full satisfaction of any obligations ARAMARK may have resulting from ARAMARK's exercise of its right to terminate Employee's employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans and conversion of insurance.

ARTICLE 8.  MISCELLANEOUS:
-------------------------

A. As used throughout this Agreement, ARAMARK includes ARAMARK CORPORATION (which shall include ARAMARK Worldwide Corporation, as its successor in the merger described above) and its subsidiaries and affiliates or any corporation, joint venture, or other entity in which ARAMARK CORPORATION or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%).

B. This Agreement shall supersede and substitute for any previous post-employment or severance agreement between Employee and ARAMARK.

C. In the event of a Change of Control as defined in the attached Exhibit A, the provisions of Exhibit A shall apply to Employee.

D. If Employee's employment with ARAMARK terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, a subsidiary of ARAMARK (whether direct or indirect), such termination shall not be deemed a termination of employment by ARAMARK for purposes of this Agreement, provided that ARAMARK requires the subsequent employer, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ARAMARK would be required to perform it if no such transaction had taken place.

E. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

F. In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

G. The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the non-exclusive jurisdiction of the courts of Pennsylvania and the courts of the United States of America located in Pennsylvania for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to the Agreement and to the parties' relationship with one another. Notwithstanding the provisions of this Article 8.G, ARAMARK may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.

H. Employee expressly consents to the application of Article 8.G to any judicial proceeding arising out of or relating to this Agreement, and irrevocably appoints the General Counsel of ARAMARK Corporation (or any successor) as Employee's agent for service of legal process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise Employee of any such service of process at the address of Employee then in the records of ARAMARK, shall be deemed in every respect effective service of process upon Employee in any such action or proceeding. Nothing contained herein shall affect the right of ARAMARK to serve legal process in any other manner permitted by law.

I. Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 8.G and hereby agrees not to plead or claim the same.

J. Employee and ARAMARK acknowledge that for purposes of Article 6, Employee's last hire date with ARAMARK is [_______________].

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed.

Date:__________________________     ARAMARK CORPORATION

                                    By:____________________________
                                            Brian G. Mulvaney


                                    By:____________________________

                                  Schedule A
                                  ----------

                                  Prior Works

                                             [Direct Reports]

                                   EXHIBIT A

                       TERMINATION PROTECTION PROVISIONS


          THIS is an Exhibit A to, and forms a part of, the ARAMARK Corporation Agreement Relating to Employment and Post-Employment Competition between _________________ (the "Executive") and ARAMARK Corporation.

                                DEFINED TERMS.

          Unless otherwise indicated, capitalized terms used in this Exhibit which are defined in Schedule A shall have the meanings set forth in Schedule A.

                             EFFECTIVE DATE; TERM.

          This Exhibit shall be effective as of ___________, 2001 (the "Effective Date") and shall remain in effect until _______________, 2004 (the "Term"); provided, however, that commencing with _________________, 2002 and on each anniversary thereof (each an "Extension Date"), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto written notice before the applicable Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, this Exhibit shall, if in effect on the date of a Change of Control, remain in effect for three years following the Change of Control.

                          CHANGE OF CONTROL BENEFITS.

          If Executive's employment with the Company is terminated at any time within the three years following a Change of Control by the Company without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as set forth in this Exhibit. If Executive's employment by the Company is terminated prior to a Change of Control by the Company (i) at the request of a party (other than the Company) involved in the Change of Control or (ii) otherwise in connection with or in anticipation of a Change of Control that subsequently occurs, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Exhibit, and Executive's Termination Date shall be deemed to have occurred immediately following the Change of Control. Payment of benefits under this Exhibit shall be in addition to, and not in lieu of, any benefits payable under the ARAMARK Corporation Agreement Relating to Employment and Post-Employment Competition of which this
Exhibit is a part, except as provided in Section 3(b) hereof. Notice of termination without Cause or for Good Reason shall be given in accordance with
Section 13, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

A.  Severance Payments.  The Company shall pay Executive cash benefits equal to:

          (i) (1) two times Executive's Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided that if any reduction of the Base Salary has occurred, then the Base Salary on either date shall be as in effect immediately prior to such reduction, payable in regular installments at such times as would otherwise be the Company's usual payroll practice over a period of two years; and

          (ii) (2) the higher of: (A) two times Executive's Target Bonus in effect on the date of the Change of Control or the Termination Date, whichever is greater; or (B) two times Executive's most recent actual annual bonus, payable in either case ratably in regular installments at the same time as payments are made to Executive under Section 3(a)(1) above; provided that if any reduction of the Target Bonus has occurred, then the Target Bonus on either date shall be as in effect immediately prior to such reduction; and

          (iii) (3) Executive's Target Bonus (as determined in (2), above) multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which the Termination Date occurs and the denominator of which shall equal 365, payable as a cash lump sum within forty days after the Termination Date; and

          (iv) (4) in the case of a termination of employment by Executive for Good Reason, an amount equal to the severance pay specified in
                Article 5.A.1. of the attached ELC Agreement (as defined in Section 8 hereof), payable according to the schedule set forth therein, determined as if Executive's employment had been terminated by ARAMARK without Cause on the Termination Date.

B. Continuation of Benefits. Until the second anniversary of the Termination Date, the Company shall, at its expense, provide Executive and Executive's spouse and dependents with medical, life insurance and disability coverages at the level provided to Executive immediately prior to the Change of Control; provided, however, that if Executive becomes employed by a new employer, continuing coverage from the Company will become secondary to any coverage afforded by the new employer. In the event benefits are continued under this Section 3(b), such continued benefits shall be in lieu of those specified in Article 5.A.2.a of the attached ELC Agreement (as defined in Section 8 hereof).

C. Payment of Earned But Unpaid Amounts. Within forty days after the Termination Date, the Company shall pay Executive the Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, all compensation previously deferred by Executive but not yet paid and reimbursement for any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Executive shall also receive such employee benefits, if any, to which Executive may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (c), the "Accrued Benefits").

D. Outplacement Counseling. For the two-year period following the Termination Date (or, if earlier, the date Executive first obtains full-time employment after the Termination Date), the Company shall reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive, in an amount not to exceed 20% of the Executive's Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher.

E. Vesting of Other Benefits. Executive shall be entitled to such accelerated vesting of outstanding equity-based awards or retirement plan benefits as is specified under the terms of the applicable plans, agreements and arrangements.

                                  MITIGATION.

          Executive shall not be required to mitigate damages or the amount of any payment provided for under this Exhibit by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Exhibit. No amounts payable under this Exhibit shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

                                   GROSS-UP.

A. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Exhibit, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

B. All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the

     Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
     Section 5, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

C. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D. If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 5, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

                            TERMINATION FOR CAUSE.

          Nothing in this Exhibit shall be construed to prevent the Company from terminating Executive's employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Exhibit, except for the Accrued Benefits.

        INDEMNIFICATION; DIRECTOR'S AND OFFICER'S LIABILITY INSURANCE.

          Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director's and Officer's liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for the three year period following the Termination Date, and throughout the period of any applicable statute of limitations.

                             EXECUTIVE COVENANTS.

          This is an Exhibit A to, and forms a part of, an agreement with the Company relating to employment and post-employment competition (the "ELC Agreement"). This Exhibit shall not diminish in any way Executive's rights under the terms of such ELC Agreement, except that Executive's receipt of benefits under this Exhibit is contingent upon Executive's compliance in all material respects with all of the terms and conditions of the ELC Agreement.

                             COSTS OF PROCEEDINGS.

          Each party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation or enforcement of any provision of this Exhibit, except that the Company shall pay such costs and expenses, including attorneys' fees and disbursements, of Executive if Executive prevails in such proceeding.

                                  ASSIGNMENT.

          Except as otherwise provided herein, this Exhibit shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Exhibit shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Exhibit in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

                                 WITHHOLDING.

          Notwithstanding any other provision of this Exhibit, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

                                APPLICABLE LAW.

          This Exhibit shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to conflicts of laws principles thereof.

                                    NOTICE.

          For the purpose of this Exhibit, any notice and all other communication provided for in this Exhibit shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     If to the Company:

     ARAMARK Corporation
     ARAMARK Tower
     1101 Market Street
     Philadelphia, Pennsylvania 19107
     Attention: General Counsel

     If to Executive:

     To the most recent address of Executive set forth in the personnel records of the Company.

                        ENTIRE AGREEMENT; MODIFICATION.

          This Exhibit constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements expressly concerning the effect of a Change of Control on the relationship between the Company and Executive. This Exhibit is not, and nothing herein shall be deemed to create, a contract of employment between the

Company and Executive. This Exhibit may be changed only by a written agreement executed by the Company and Executive.

                                 SEVERABILITY.

          In the event any one or more of the provisions of this Exhibit shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

                                  Schedule A

                              CERTAIN DEFINITIONS

          As used in this Exhibit, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

         1.  "ACT" MEANS THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

        "BASE SALARY" MEANS EXECUTIVE'S ANNUAL RATE OF BASE SALARY IN
                        EFFECT ON THE DATE IN QUESTION.

           "BONUS" MEANS THE AMOUNT PAYABLE TO EXECUTIVE UNDER THE
       COMPANY'S APPLICABLE ANNUAL BONUS PLAN WITH RESPECT TO A FISCAL
                             YEAR OF THE COMPANY.

               "CAUSE" MEANS EITHER OF THE FOLLOWING:

          (a) If Executive has an employment or severance agreement, the definition contained therein; otherwise

          (b) (i) Executive's conviction of or entry of a plea of guilty or nolo contendere to a felony (or any similar crime for purposes of laws outside the United States), (ii) Executive's fraud or dishonesty, (iii) Executive's willful failure to perform assigned duties to the Company or an affiliate (not including any duties in excess of Executive's duties immediately prior to a Change in Control), (iv) Executive's willful violation of the ARAMARK Business Conduct Policy, or (v) Executive's intentionally working against the best interest of the Company or an affiliate.

     CHANGE OF CONTROL" MEANS THE FIRST TO OCCUR OF ANY OF THE FOLLOWING:

          (a) any "person" or "group" (as described in the Act) (other than (i) a person holding securities representing 10% or more of the combined voting power of the Company's outstanding securities as of the date that the Company completes an initial public offering of its class B common stock (a "Pre-Existing Shareholder"), (ii) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (iii) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), becomes the beneficial owner (as defined in Rule 13d-3 of the Act), directly or indirectly, of securities of the Company, representing (I) 20% or more of the combined voting power of the Company's then-outstanding securities and (II) more of the combined voting power of the Company's then-outstanding securities than the Pre-Existing Shareholders in the aggregate;

          (b) during any period of twenty-four consecutive months (not including any period prior to the date that the Company completes an initial public offering of its class B common stock), individuals who at the beginning of such period constitute the Company's Board of Directors, and any new director (other than a director nominated by any person (other than the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (a), (c) or (d) of this Section
          5) whose election by the Company's Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (c) the consummation of any transaction or series of transactions resulting in a merger or consolidation in which the Company is involved, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

          (d) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets; or

          (e) any other transaction so denominated by the Company's Board of Directors.

          "CODE" MEANS THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.


          "COMPANY" MEANS ARAMARK CORPORATION AND, AFTER A CHANGE OF
                 CONTROL, ANY SUCCESSOR OR SUCCESSORS THERETO.

         "GOOD REASON" MEANS ANY OF THE FOLLOWING ACTIONS ON OR AFTER
        A CHANGE OF CONTROL, WITHOUT EXECUTIVE'S EXPRESS PRIOR WRITTEN
       APPROVAL, OTHER THAN DUE TO EXECUTIVE'S PERMANENT DISABILITY OR
                                    DEATH:

          (a) any decrease in Base Salary or Target Bonus;

          (b) any decrease in Executive's pension benefit opportunities or any material diminution in the aggregate employee benefits, in each case, afforded to the Executive immediately prior to the Change of Control, but not including any such decrease or diminution that is inadvertent and that is cured within 30 days following written notice of such decrease or diminution by Executive to the Company;

          (c) any diminution in Executive's title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control in which the Company immediately thereafter is no longer publicly held);

          (d) any relocation of Executive's principal place of business of 35 miles or more, other than normal travel consistent with past practice; or

          (e) Executive's notice of termination of employment within the thirty-day period following the first day of the 13th month following the Change of Control.

              Except with respect to Section 8(e) above, Executive shall have twelve months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.

      "PERMANENT DISABILITY" MEANS "PERMANENT DISABILITY" AS DEFINED IN
      THE COMPANY'S LONG-TERM DISABILITY PLAN AS IN EFFECT FROM TIME TO TIME, OR IF THERE SHALL BE NO PLAN, THE INABILITY OF EXECUTIVE TO
           PERFORM IN ALL MATERIAL RESPECTS EXECUTIVE'S DUTIES AND RESPONSIBILITIES TO THE COMPANY OR ANY AFFILIATE FOR A PERIOD OF SIX (6)
       CONSECUTIVE MONTHS OR FOR AN AGGREGATE OF NINE (9) MONTHS IN ANY
      TWENTY-FOUR (24) CONSECUTIVE MONTH PERIOD BY REASON OF A PHYSICAL
                             OR MENTAL INCAPACITY.

       "TARGET BONUS" MEANS THE TARGET BONUS ESTABLISHED FOR EXECUTIVE,
         WHETHER EXPRESSED AS A PERCENTAGE OF BASE SALARY OR A DOLLAR
                                    AMOUNT.